Exhibit 99

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for rate increase by Florida Power & Light Company	Docket No. 160021-EI
In re: Petition for approval of 2016-2018 storm hardening plan, by Florida Power & Light Company	Docket No. 160061-EI
In re: 2016 depreciation and dismantlement study by Florida Power & Light Company	Docket No. 160062-EI
In re: Petition for limited proceeding to modify and continue incentive mechanism by Florida Power & Light Company	Docket No. 160088-EI Filed: October 6, 2016

STIPULATION AND SETTLEMENT
WHEREAS, Florida Power & Light Company (“FPL” or the “Company”), Citizens through the Office of Public Counsel (“OPC”), the South Florida Hospital and Healthcare Association (“SFHHA”) and the Florida Retail Federation (“FRF”) have signed this Stipulation and Settlement (the “Agreement”; unless the context clearly requires otherwise, the term “Party” or “Parties” means a signatory to this Agreement); and
WHEREAS, on January 14, 2013, the Florida Public Service Commission (“FPSC” or “Commission”) entered Order No. PSC-13-0023-S-EI approving a stipulation and settlement of FPL’s rate case in Docket No. 120015-EI, which continues in effect through the last billing cycle in December 2016 (the “2012 Rate Case Settlement”); and
WHEREAS, on March 15, 2016, FPL petitioned the Commission for (i) an increase in rates and charges sufficient to generate additional total annual revenues of $866 million to be effective January 1, 2017; (ii) a subsequent year revenue increase of $262 million to be effective January 1, 2018; (iii) a $209 million limited-scope adjustment for the Okeechobee Clean Energy Center (“the Okeechobee Unit”), to be effective on its commercial in-service date, currently scheduled for June

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1, 2019 (the “2019 Okeechobee LSA”), and for other related relief in Docket 160021-EI (the “2016 Rate Petition”); and
WHEREAS, through Notices of Identified Adjustments, FPL updated its request to $826 million in 2017, $270 million in 2018 and $209 million for the 2019 Okeechobee LSA.
WHEREAS, on March 15, 2016, FPL petitioned for approval of its 2016-2018 storm hardening plan in Docket 160061-EI; and
WHEREAS, on March 15, 2016, FPL filed its dismantlement and depreciation studies in Docket No. 160062-EI; and
WHEREAS, on April 15, 2016, FPL petitioned for approval of modification to and continuation of its incentive mechanism in Docket 160088-EI; and
WHEREAS, on May 4, 2016, the Commission consolidated Dockets 160021-EI, 160061-EI, 160062-EI and 160088-EI (collectively, “the Consolidated Proceedings”); and
WHEREAS, the Parties filed voluminous prepared testimony with accompanying exhibits and conducted extensive discovery in the Consolidated Proceedings; and
WHEREAS, the Parties participated in a nine-day technical hearing involving live testimony and cross-examination of 17 FPL direct witnesses, 16 intervenor witnesses, 2 Staff witnesses and 17 FPL rebuttal witnesses; and
WHEREAS, the Parties to this Agreement have undertaken to resolve the issues raised in the Consolidated Proceedings so as to maintain a degree of stability and predictability with respect to FPL’s base rates and charges; and
WHEREAS, the Parties have entered into this Agreement in compromise of positions taken in accord with their rights and interests under Chapters 350, 366 and 120, Florida Statutes, as applicable, and as a part of the negotiated exchange of consideration among the parties to this

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Agreement each has agreed to concessions to the others with the expectation that all provisions of the Agreement will be enforced by the Commission as to all matters addressed herein with respect to all Parties regardless of whether a court ultimately determines such matters to reflect Commission policy, upon acceptance of the Agreement as provided herein and upon approval in the public interest;
NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the Parties hereby stipulate and agree:

1.
This Agreement will become effective on January 1, 2017 (the “Implementation Date”) and continue until FPL’s base rates are next reset in a general base rate proceeding (the “Term”); provided, however, that FPL may place interim rates into effect subject to refund pursuant to Paragraph 11(a) of this Agreement. The minimum term of this Agreement shall be four years, from the Implementation Date through December 31, 2020 (the “Minimum Term”).

2.
Except as set forth in this Agreement, the Parties agree that adjustments to rate base, net operating income and cost of capital set forth in FPL’s Minimum Filing Requirements (“MFR”) Schedules B-2, C-1, C-3 and D1a, as revised by the filed notices of identified adjustments, shall be deemed approved for accounting and regulatory reporting purposes and the accounting for those adjustments will not be challenged during the Term for purposes of FPL’s Earnings Surveillance Reports or clause filings.

3.
FPL’s authorized rate of return on common equity (“ROE”) shall be a range of 9.6% to 11.6%, and shall be used for all purposes. All rates, including those established in clause proceedings during the Term, shall be set using a 10.55% ROE.

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4.
(a)    Effective on January 1, 2017, FPL shall be authorized to increase its base rates and service charges by an amount that is intended to generate an additional $400 million of annual revenues, based on the projected 2017 test year billing determinants set forth in Schedules E-13c and E-13d of FPL’s 2017 MFRs filed with the 2016 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.

(b)    Effective January 1, 2018, FPL shall be authorized to increase its base rates by an amount that is intended to generate an additional $211 million over the Company’s then current base rates, based on the projected 2018 test year billing determinants set forth in Schedules E-13c and E-13d of FPL’s 2018 MFRs filed with the 2016 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.
(c)    Attached hereto as Exhibit B are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the rate increase described in Paragraph (4)(a) above, which tariff sheets shall become effective on January 1, 2017.
(d)     Attached hereto as Exhibit C are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the additional rate increase described in Paragraph (4)(b) above, which tariff sheets shall become effective on January 1, 2018.
(e)    As part of the negotiated exchange of consideration among the parties to this Agreement, (i) the energy and demand charges for business and commercial rates and the utility-controlled demand rates are adjusted as shown on Exhibits B and C, and (ii) the level of utility-controlled demand credits for customers receiving service pursuant to FPL’s Commercial/ Industrial Load Control (“CILC”) tariff and the Commercial/Industrial Demand Reduction (“CDR”) rider are the same as those currently in effect, which are greater

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than the proposed credits reflected in FPL’s MFRs as originally filed on March 15, 2016. FPL shall be entitled to recover the CILC and CDR credits through the energy conservation cost recovery (“ECCR”) clause. It is agreed that the appropriate level of credits is an issue in Demand-Side Management (“DSM”) proceedings. The Parties agree that no changes in these credits shall be implemented any earlier than the effective date of new FPL base rates implemented pursuant to a general base rate proceeding, and that such new CILC and CDR credits shall only be implemented prospectively from such effective date.  No CILC or CDR customer shall be subject to any charge or debit against such customer’s bill for electric service provided during the Term based on the difference between the credits approved by this Agreement and any new credits that may be approved pursuant to future DSM proceedings.  At such time as FPL’s base rates are reset in a general base rate proceeding, the CILC and CDR credits shall be reset to the level established in FPL’s then most recent DSM proceeding, subject to any applicable refund occasioned by a timely exercised right of reconsideration or appellate review of any order associated with the DSM proceeding. No party to this Agreement may object to FPL’s recovery of any such refund through the ECCR Clause
(f)    The rates set forth in Exhibits B and C are calculated based on a cost of service study that applies (i) the 12 CP and 1/13 methodology for Production Plant, (ii) 12 CP for Transmission Plant and (iii) a negotiated methodology for allocating Distribution Plant, limited by the Commission’s traditional gradualism test found in Order No. PSC-09-0283-FOF-EI, pp. 86-87. Under the rates set forth in Exhibits B and C, no rate or revenue class receives (nor shall receive) an increase greater than 1.5 times the system average percentage increase in total and no class receives (nor shall receive) a decrease in rates.

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(g)     The following proposed tariff changes as filed shall be implemented:
(i) Implementation of the new meter tampering service charge;
(ii) Implementation of metered rates for all new customer-owned street lighting (SL-1) and traffic signal (SL-2) accounts;
(iii) Elimination of the re-lamping option for customer-owned lighting;
(iv) Three changes to the terms of service for the Outdoor Lighting (OL-1) tariff; and
(v) Identified changes to the requirements for surety bonds.
(h)    Base rates and credits applied to customer bills in accordance with this Paragraph 4 shall not be changed during the Minimum Term except as otherwise permitted in this Agreement.

5.
Nothing in this Agreement shall preclude FPL from requesting the Commission to approve the recovery of costs that are recoverable through base rates under the nuclear cost recovery statute, Section 366.93, Florida Statutes, and Commission Rule 26-6.0423, F.A.C. Nothing in this Agreement prohibits parties from participating without limitation in nuclear cost recovery proceedings and proceedings related thereto and opposing FPL’s requests.

6.
(a)    Nothing in this Agreement shall preclude FPL from petitioning the Commission to seek recovery of costs associated with any storms without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings or the remaining unamortized Reserve Amount as defined in Paragraph 12. Consistent with the rate design method set forth in Order No. PSC-06-0464-FOF-EI, the Parties agree that

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recovery of storm costs from customers will begin, on an interim basis, sixty days following the filing of a cost recovery petition and tariff with the Commission and will be based on a 12-month recovery period if the storm costs do not exceed $4.00/1,000 kWh on monthly residential customer bills. In the event the storm costs exceed that level, any additional costs in excess of $4.00/1,000 kWh may be recovered in a subsequent year or years as determined by the Commission. All storm related costs subject to interim recovery under this Paragraph 6 shall be calculated and disposed of pursuant to Commission Rule 25-6.0143, F.A.C., and will be limited to costs resulting from a tropical system named by the National Hurricane Center or its successor, to the estimate of incremental costs above the level of storm reserve prior to the storm and to the replenishment of the storm reserve to the level in effect as of August 31, 2016. The Parties to this Agreement are not precluded from participating in any such proceedings and opposing the amount of FPL’s claimed costs but not the mechanism agreed to herein, provided that it is applied in accordance with this Agreement.
(b)    The Parties agree that the $4.00/1,000 kWh cap in this Paragraph 6 will apply in aggregate for a calendar year for the purpose of the interim recovery set forth in 6(a) above; provided, however, that FPL may petition the Commission to allow FPL to increase the initial 12 month recovery beyond $4.00/1,000 kWh in the event FPL incurs in excess of $800 million of storm recovery costs that qualify for recovery in a given calendar year, inclusive of the amount needed to replenish the storm reserve to the level that existed as of August 31, 2016. All Parties reserve their right to oppose such a petition.
(c)    Any proceeding to recover costs associated with any storm shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of

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operations of the Company and shall not apply any form of earnings test or measure or consider previous or current base rate earnings or the remaining unamortized Reserve Amount as defined in Paragraph 12.

7.
Nothing shall preclude the Company from requesting Commission approval for recovery of costs (a) that are of a type which traditionally, historically and ordinarily would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) that are incremental costs not currently recovered in base rates which the Legislature or Commission determines are clause recoverable subsequent to the approval of this Agreement. It is the intent of the Parties in this Paragraph 7 that FPL not be allowed to recover through cost recovery clauses increases in the magnitude of costs of types or categories (including but not limited to, for example, investment in and maintenance of transmission assets) that have been, and traditionally, historically, and ordinarily would be, recovered through base rates. It is further the intent of the Parties to recognize that an authorized governmental entity may impose requirements on FPL involving new or atypical kinds of costs (including but not limited to, for example, requirements related to cyber security), and concurrently or in connection with the imposition of such requirements, the Legislature and/or Commission may authorize FPL to recover those related costs through a cost recovery clause.

8.
The revenue requirement associated with West County Energy Center Unit 3 (“WCEC 3”) currently collected through the Capacity Cost Recovery (“CCR”) Clause will be moved to base rates on a revenue neutral basis and will not be considered an increase in base rates pursuant to Paragraph 4. FPL is authorized to recover through base rates the revenue requirements associated with WCEC 3, not limited to the unit’s fuel savings. FPL’s 2017

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CCR Clause factor will reflect the elimination of FPL’s collection of the WCEC 3 revenue requirement through the CCR Clause.

9.
(a)    FPL projects that its Okeechobee Unit will enter commercial service in June 2019. Effective as of the commercial in-service date of the Okeechobee Unit, FPL is authorized to increase its base rates by an amount that is intended to generate an additional $200 million for the costs associated with the Okeechobee Unit’s first 12 months of operation (the “Annualized Base Revenue Requirement”) over the 12 months beginning with the Okeechobee Unit’s commercial in-service date. Such base rate increases shall be calculated based on FPL’s then-most-current projections of sales (billing determinants) as reflected in its then-most-current CCR Clause filings with the Commission, including, to the extent necessary, projections of such billing determinants into 2020 so as to cover the same 12 months as the first 12 months of the Okeechobee Unit’s operation. This base rate adjustment will be referred to as the Okeechobee Limited Scope Adjustment (“Okeechobee LSA”).

(b)    FPL is authorized to reflect the Okeechobee LSA on FPL’s customer bills by adjusting base charges and non-clause recoverable credits and commercial/industrial demand reduction rider credits by an equal percentage. The calculation of the percentage change in rates is based on the ratio of the jurisdictional Annualized Base Revenue Requirement and the forecasted retail base revenues from the sales of electricity during the first twelve months of operation. FPL will begin applying the incremental base rate charges and base credits for the Okeechobee LSA to meter readings made on and after the commercial in-service date of the Okeechobee Unit. Fuel factors will be implemented to incorporate fuel savings contemporaneously with the Okeechobee LSA base rate increase.

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(c)    The Okeechobee LSA will be calculated using a 10.55% ROE and the capital structure reflected in the 2016 Rate Petition and MFRs as adjusted in accordance with the filed Notice of Identified Adjustments. FPL will calculate the 2019 Okeechobee LSA rates and submit them to the Commission for approval in the CCR Clause projection filing for 2019.
(d)    In the event that the actual capital expenditures are less than the projected costs set forth in Order No. PSC-16-0032-FOF-EI, which were used to develop the initial Okeechobee LSA factor, the lower figure shall be the basis for the full revenue requirements and a one-time credit will be made through the CCR Clause. In order to determine the amount of this credit, a revised Okeechobee LSA Factor will be computed using the same data and methodology incorporated in the initial Okeechobee LSA factor, with the exception that the actual capital expenditures will be used in lieu of the capital expenditures on which the Annualized Base Revenue Requirement was based. Thereafter, base rates will be adjusted to reflect the revised Okeechobee LSA factor. The difference between the cumulative base revenues since the implementation of the initial Okeechobee LSA factor and the cumulative base revenues that would have resulted if the revised Okeechobee LSA factor had been in-place during the same time period will be credited to customers through the CCR Clause with interest at the 30-day commercial paper rate as specified in Rule 25-6.109, F.A.C.
(e)    In the event that actual capital costs for the Okeechobee Unit are higher than the projection on which the Annualized Base Revenue Requirement was based, pursuant to the costs set forth in Order No. PSC-16-0032-FOF-EI, FPL at its option may initiate a limited proceeding pursuant Section 366.076, Florida Statutes, limited to the issue of whether FPL has met the requirements of Rule 25-22.082(15), F.A.C. If the Commission finds that FPL

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has met the requirements of Rule 25-22.082(15), then FPL shall be authorized to increase the Okeechobee LSA by the corresponding incremental revenue requirement due to such additional capital costs. However, FPL’s election not to seek such an increase in the Okeechobee LSA shall not preclude FPL from booking any incremental costs for surveillance reporting and all regulatory purposes subject only to a finding of imprudence or disallowance by the Commission. Nothing in this Agreement shall preclude any party from participating in such limited proceeding consistent with the full rights of an intervenor.
(f)    Depreciation revenue requirements for the Okeechobee LSA will be revised to reflect the final depreciation rates for the Port Everglades New Generation Clean Energy Center as reflected on Exhibit D herein.
(g)    Upon expiration or termination of this Agreement, FPL’s base rate levels and credits, including the effects of the Okeechobee LSA as implemented in this Agreement (i.e., uniform percent increase for all rate classes applied to base revenues), shall continue in effect until next reset in a general base rate proceeding except as otherwise noted in this Agreement.

10.
(a)    FPL projects that for purposes of the cost recovery set forth in this Paragraph, it will undertake construction of approximately 300 MW per calendar year of solar generation reasonably projected to go into service during the Minimum Term or within one year following expiration of the Minimum Term. For each solar project that is approved by the Commission for cost recovery pursuant to the process described in this Paragraph, FPL’s base rates will be increased by the incremental annualized base revenue requirement (as defined in Paragraph 10(e)) for the first 12 months of operation (the “Annualized Base Revenue Requirement”), but in no event before the facility is in service. Each such base rate

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adjustment will be referred to as a Solar Base Rate Adjustment (“SoBRA”), and shall be authorized for solar projects for which FPL files for Commission approval pursuant to this Paragraph during the Minimum Term. The Commission’s approval may occur before or after expiration of the Minimum Term. The projects constructed pursuant to this Paragraph must be reasonably scheduled to be placed into service no later than one year following the expiration of the Minimum Term. During the Term of this Agreement, the cost of the components, engineering and construction for any solar project constructed by FPL pursuant to this Paragraph shall be reasonable and in no event shall the total cost of such project exceed $1,750 per kilowatt alternating current (“kWac”).
(b)    For solar generation projects subject to the Florida Electrical Power Plant Siting Act (i.e., 75 MW or greater), FPL will file a petition for need determination pursuant to Chapter 25-22, F.A.C. If approved pursuant to the procedures described in this Paragraph and Section 403.519, Fla. Stat., FPL will calculate and submit for Commission confirmation that amount of the SoBRA for each such solar project using the CCR Clause projection filing for the year that solar project will go into service.
(c)    Solar generation projects not subject to the Florida Electrical Power Plant Siting Act (i.e., fewer than 75 MW) also will be subject to approval by the Commission as follows: (i) FPL will file a request for approval of the solar generation project at the time of its final true-up filing in the Fuel and Purchased Power Cost Recovery Clause docket) (“Fuel Docket”); (ii) All Fuel Docket deadlines and schedules shall apply; (iii) the issues for determination are limited to the cost effectiveness of each such project (i.e., will the project lower the projected system cumulative present value revenue requirement “CPVRR” as compared to such CPVRR without the solar project) and the amount of revenue requirements

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and appropriate percentage increase in base rates needed to collect the estimated revenue requirements; and (iv) approval of the solar generation project will be an issue to be resolved at the regularly scheduled Fuel Docket hearing; provided, however, that the Commission on its own initiative or upon good cause shown by an intervenor (which may include any Party to this Agreement or any other entity satisfying the standing requirements of Florida law) may set FPL’s request for approval of the solar generation project for a separate hearing to be held in the Fuel Docket before the end of that calendar year. If approved, FPL will calculate and submit for Commission confirmation the amount of the SoBRA for each such solar project using the CCR Clause projection filing for the year that solar project will go into service. For a solar project that is scheduled to go into service in 2017, FPL shall not implement a base rate adjustment until such project is approved by the Commission pursuant to this Paragraph 10. For each solar project approved pursuant to this Agreement, the base rate increase shall be based upon FPL’s billing determinants for the first 12 months following such project’s commercial in-service date, where such billing determinants are those used in FPL’s then-most-current CCR Clause filings with the Commission, including, to the extent necessary, projections of such billing determinants into a subsequent calendar year so as to cover the same 12 months as the first 12 months of each such solar project’s operation.
(d)    FPL may not receive approval in any one year for incremental SoBRA recovery of more than 300 MW of solar projects for a calendar year; provided, however, to the extent that FPL receives approval for SoBRA recovery of less than 300 MW in a year, the surplus capacity can be carried over to the following years through the period identified in the first sentence of Paragraph 10(a). For example, if FPL receives approval in 2017 for SoBRA

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recovery of 200 MW of solar capacity, it would be entitled to increase its request in the subsequent year(s) for SoBRA of an additional 100 MW.
(e)    Each SoBRA is to be reflected on FPL’s customer bills by increasing base charges and base non-clause recoverable credits and commercial/industrial demand reduction rider credits by an equal percentage contemporaneously. The calculation of the percentage change in rates is based on the ratio of the jurisdictional Annualized Base Revenue Requirement and the forecasted retail base revenues from the sales of electricity during the first twelve months of operation. FPL will begin applying the incremental base rate charges and base credits for each SoBRA to meter readings made on and after the commercial in-service date of that solar generation site.
(f)    Each SoBRA will be calculated using a 10.55% ROE and the appropriate incremental capital structure consistent with the approach authorized for the Okeechobee LSA and adjusted to reflect the inclusion of investment tax credits on a normalized basis. FPL will calculate and submit for Commission approval the amount of the SoBRA for each solar generation project using the CCR Clause projection filing for the year that solar project is expected to go into service.
(g)    In the event that the actual capital expenditures are less than the projected costs used to develop the initial SoBRA factor, the lower figure shall be the basis for the full revenue requirements and a one-time credit will be made through the CCR Clause. In order to determine the amount of this credit, a revised SoBRA Factor will be computed using the same data and methodology incorporated in the initial SoBRA factor, with the exception that the actual capital expenditures will be used in lieu of the capital expenditures on which

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the Annualized Base Revenue Requirement was based. On a going forward basis, base rates will be adjusted to reflect the revised SoBRA factor. The difference between the cumulative base revenues since the implementation of the initial SoBRA factor and the cumulative base revenues that would have resulted if the revised SoBRA factor had been in-place during the same time period will be credited to customers through the CCR Clause with interest at the 30-day commercial paper rate as specified in Rule 25-6.109, F.A.C.
(h)    Subject to the maximum cost of $1,750 per kWac set forth in the subparagraph 10(a), in the event that actual capital costs for a solar generation project are higher than the projection on which the Annualized Base Revenue Requirement was based, FPL at its option may initiate a limited proceeding per Section 366.076, Florida Statutes, limited to the issue of whether FPL has met the requirements of Rule 25-22.082(15), F.A.C. Nothing in this Agreement shall prohibit a Party from participating in any such limited proceeding for the purpose of challenging whether FPL has met the requirements of Rule 25-22.082(15) or otherwise acted in accordance with this Agreement. If the Commission finds that FPL has met the requirements of Rule 25-22.082(15), then FPL shall increase the SoBRA by the corresponding incremental revenue requirement due to such additional capital costs, provided, consistent with subparagraph 10(a) above, FPL is prohibited from recovering through the SoBRA mechanism any costs greater than $1,750 per kWac under any circumstances. However, FPL’s election not to seek such an increase in the SoBRA shall not preclude FPL from booking any incremental costs for surveillance reporting and all regulatory purposes subject only to a finding of imprudence or disallowance by the Commission. Nothing in this Agreement shall preclude any Party to this Agreement or any

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other lawful party from participating, consistent with the full rights of an intervenor, in any such limited proceeding.
(i)    FPL’s base rate and credit levels applied to customer bills, including the effects of the SoBRAs as implemented pursuant to this Agreement (i.e., uniform percent increase for all rate classes applied to base revenues), shall continue in effect until next reset by the Commission in a general base rate proceeding.

11.
(a)    Notwithstanding Paragraph 4 above, if FPL’s earned return on common equity falls below the bottom of its authorized range during the Minimum Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, FPL may petition the FPSC to amend its base rates, either as a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, or as a limited proceeding under Section 366.076, Florida Statutes. Throughout this Agreement, “FPSC actual, adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to FPL’s books required by the Commission by rule or order, but excluding pro forma, weather-related adjustments. If FPL files a petition to initiate a general rate proceeding pursuant to this provision, FPL may request an interim rate increase pursuant to the provisions of Section 366.071, Florida Statutes. Nothing in this Agreement shall preclude any Party from participating in any proceeding initiated by FPL to increase base rates pursuant to this Paragraph consistent with the full rights of an intervenor.

(b)    Notwithstanding Paragraph 4 above, if, during the Minimum Term of this Agreement, FPL’s earned return on common equity exceeds the top of its authorized ROE range reported in an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis,

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any Party other than FPL shall be entitled to petition the Commission for a review of FPL’s base rates. In any case initiated pursuant to this Paragraph, all parties will have full rights conferred by law.
(c)    Notwithstanding Paragraph 4 above, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to this Paragraph 11 that changes FPL’s base rates.
(d)    This Paragraph 11 shall not (i) be construed to bar or limit FPL to any recovery of costs otherwise contemplated by this Agreement pursuant to Paragraphs 5 through 10 nor, in any proceeding initiated after a base rate proceeding filed pursuant to this Paragraph, shall any Party be prohibited from taking any position or asserting the application of law or any right or defense in litigation related to FPL’s efforts to recover such costs; (ii) apply to any request to change FPL’s base rates that would become effective after this Agreement terminates; or (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the termination of this Agreement to argue that FPL’s authorized ROE range or any other element used in deriving its revenue requirements or rates should differ from the range set forth in this Agreement.

12.
(a)    In Order No. PSC-13-0023-S-EI, the Commission authorized FPL to amortize the total depreciation reserve surplus remaining at the end of 2012, plus a portion of FPL’s fossil dismantlement reserve with the amounts to be amortized in each year from 2013 through 2016 left to FPL’s discretion but not exceed a total of $400 million. That amount was later reduced to $370 million pursuant to the Cedar Bay settlement, Order No. PSC-15-0401-AS-EI. The 2016 Rate Petition and accompanying MFRs projected that FPL would have

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amortized the entire amount remaining at the end of 2016. The Parties acknowledge that the actual remaining amount may differ from the projection.
(b)    The Parties agree that FPL is authorized to apply the depreciation parameters and resulting rates set forth in Exhibit D attached hereto, and acknowledge that application of those rates results in a $125.8 million reduction in 2017 test year depreciation expense (compared to application of the depreciation rates shown in Exhibit 331, Attachment 2) and a theoretical depreciation reserve surplus estimated to be $1,070.2 million at January 1, 2017.  The Parties further agree that FPL will use a 10-year amortization period for the capital recovery schedules set forth on Exhibit 109, in lieu of FPL’s proposed four-year amortization period.
(c)    Notwithstanding the 2012 Rate Case Settlement, the Parties agree that until FPL’s base rates are next reset in a general base rate proceeding, FPL may amortize any reserve amount described in Paragraph 12(a) remaining at the end of 2016 and up to $1,000 million of the theoretical depreciation reserve surplus effected by the depreciation rates set forth in Exhibit D (together, the “Reserve Amount”), with the amounts to be amortized in each year of the Term left to FPL’s discretion subject to the following conditions: (i) the amount that FPL may amortize during the Term shall not be less than the actual amount of depreciation reserve surplus remaining at the end of 2016; (ii) for any surveillance reports submitted by FPL during the Minimum Term on which its ROE (measured on an FPSC actual, adjusted basis) would otherwise fall below 9.6%, FPL must amortize at least the amount of the available Reserve Amount necessary to maintain in each such 12-month period an ROE of at least 9.6% (measured on an FPSC actual, adjusted basis); and (iii) FPL may not amortize the Reserve Amount in an amount that results in FPL achieving an ROE greater than 11.6%

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(measured on an FPSC actual, adjusted basis) in any such 12-month period as measured by surveillance reports submitted by FPL. FPL shall not satisfy the requirement of Paragraph 11 that its actual adjusted earned return on equity must fall below 9.6% on a monthly surveillance report before it may initiate a petition to increase base rates during the Minimum Term unless FPL first uses any of the Reserve Amount that remains available for the purpose of increasing its earned ROE to at least 9.6% for the period in question. FPL shall file an attachment to its monthly earnings surveillance report for December 2016 that shows the final amount of the 2012 “rollover” surplus that remained at the end of 2016. Thereafter, FPL shall file an attachment to its monthly surveillance report for December of each year during the Term that shows the amount of amortization credit or debit to the Reserve Amount on a monthly basis and year-end total basis for that calendar year. FPL may not amortize any portion of the Reserve Amount past December 31, 2020 unless it provides notice to the Parties by no later than March 31, 2020 that it does not intend to seek a general base rate increase to be effective any earlier than January 1, 2022.Any amortization of the Reserve Amount after December 31, 2020 shall be in accord with this Paragraph.

13.	The level of FPL’s annual dismantlement accrual shall be as set forth in Hearing Exhibit 343.

14.
The Parties agree that the provisions of Rules 25-6.0436 and 25-6.04364, F.A.C., pursuant to which depreciation and dismantlement studies are generally filed at least every four years will not apply to FPL until FPL files its next petition to change base rates. The depreciation rates and dismantlement accrual rates in effect as of the Implementation Date shall remain in effect until FPL’s base rates are next reset in a general base rate proceeding. At such time

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as FPL shall next file a general base rate proceeding, it shall simultaneously file new depreciation and dismantlement studies and propose to reset depreciation rates and dismantlement accrual rates in accordance with the results of those studies. The Parties agree to support consolidation of proceedings to reset FPL’s base rates, depreciation rates and dismantlement accrual rates.

15.
In Order PSC-130023-S-EI, the Commission authorized FPL to implement a Pilot Incentive Mechanism designed to create additional value for customers by FPL engaging in wholesale power purchases and sales, as well as all forms of asset optimization. The Parties agree that FPL is authorized to continue the Incentive Mechanism through the Term subject to the following modifications:

(a)
On an annual basis, FPL customers will receive 100% of the Incentive Mechanism gain up to a threshold of $40 million. FPL will retain 60% and customers will receive 40% of incremental gains between $40 million and $100 million. FPL will retain 50% and customers will receive 50% of incremental gains in excess of $100 million.

(b)
FPL will net economy sales and purchases in order to determine the impact of variable power plant O&M. If FPL executes more economy sales than economy purchases, FPL will recover the net amount of variable power plant O&M incurred in a given year. If economy purchases are greater than economy sales, FPL’s customers will receive a credit for the net variable power plant O&M that has been saved in that year. The per-MWh variable power O&M rate used to calculate these costs shall be as described in FPL’s 2017 Test Year MRFs filed with the 2016 Rate Petition, i.e., $0.65/MWh.

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(c)	Nothing in this Paragraph is intended to enlarge the jurisdiction of the Commission to approve cost recovery of investments beyond that authorized by Chapter 366, Fla. Stat.

16.
FPL agrees to the termination of 100% of natural gas financial hedging prospectively for the Minimum Term and will make filings to implement such termination in Docket No. 160001-EI and subsequent fuel clause proceedings. FPL shall not be prohibited from filing a petition and proposed risk management plan with the Commission to address natural gas financial hedging following expiration of the Minimum Term. The Parties understand and intend that FPL will not enter into any new financial natural gas hedging contracts after the date on which this Agreement is executed, except as may be necessary for FPL to remain in compliance to the minimum extent practicable with the requirements of its currently approved Risk Management Plan.

17.
(a)    FPL is authorized to transfer to its FERC-regulated affiliate, Florida Southeast Connection (“FSC”) the Martin-Riviera (“MR-RV”) Lateral natural gas pipeline with all related equipment and inventory, upon a showing that such transfer will result in customer savings on a CPVRR basis pursuant to Paragraph 17(b). FPL will effectuate the transfer of the assets at their net book value as of the transaction date. Simultaneously with the transfer, FPL will contract with FSC to provide firm gas transportation from the Martin plant to the Riviera Beach plant in the same quantities currently available to FPL through its ownership of the MR-RV Lateral.

(b)    If FPL negotiates contractual terms with FSC for firm gas transportation that would result in CPVRR savings to customers from the MR-RV Lateral transfer described in

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Paragraph 17(a), it will file a petition to confirm the cost-effectiveness of the transaction to customers. In that petition, FPL will request approval to implement a simultaneous change to lower base rates and adjust fuel rates to reflect the projected transportation charges. FPL will implement the base rate adjustment as a percentage reduction in base rates for every rate class. All Parties are free to participate in such proceeding.

18.
FPL will implement a 50 MW battery storage pilot program (“Battery Storage Pilot”) designed to enhance service for large commercial/industrial customers, small retail customers and large retail customers or to enhance operations of existing or planned solar facilities. The Parties to this Agreement will work cooperatively regarding the location of the battery storage projects; however, FPL shall ultimately be responsible for determining the projects and locations that provide the most benefits at the time of installation. The cost to install battery storage projects pursuant to this Paragraph shall be reasonable and, on average, shall not exceed $2,300 per kWac. The Parties to this Agreement agree that the Battery Storage Pilot implementation in accordance with this Agreement and not in violation of any law are a prudent investment and provides benefits for customers. FPL will pursue cost recovery for the Battery Storage Pilot in its next general base rate case, and the Parties to this Agreement agree not to contest the prudence of the investment that complies with this Agreement.

19.
FPL and interested Parties to this Agreement will jointly request a Commission workshop to address a Pilot Demand-Side Management Opt-Out program, including eligibility criteria, verification procedures, cost recovery and other implementation issues. Participation in the workshop and, if applicable, any Opt-Out program will not be limited to the Parties to this

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Agreement nor shall this Paragraph operate to impair the rights of any substantially affected person to seek additional or different relief as allowed by law.

20.	FPL will evaluate whether it is reasonable and appropriate to offer a new tariff for customers who interconnect with an FPL distribution substation.

21.
FPL in its next general base rate case will submit for informational purposes a cost of service study that compares revenue requirements by rate class between (a) implementing the Minimum Distribution System (“MDS”) methodology at the requested revenue requirement increase, which study gives due consideration to the methodology applied by Tampa Electric Company in its last base rate case and (b) a situation that is identical to (a) in all other respects except that the MDS methodology is not implemented.

22.
No Party to this Agreement will request, support, or seek to impose a change in the application of any provision hereof. Except as provided in Paragraph 11, a Party to this Agreement will neither seek nor support any change in FPL’s base rates or credits applied to customer bills, including limited, interim or any other rate decreases, that would take effect prior to expiration of the Minimum Term, except for any such reduction requested by FPL or as otherwise provided for in this Agreement. No party is prohibited from seeking interim, limited, or general base rate relief, or a change to credits, to be effective following the expiration of the Minimum Term.

23.
Nothing in this Agreement will preclude FPL from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by FPL, provided that such tariff request does not increase any existing base rate component of a tariff or rate

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schedule during the Term unless the application of such new or revised tariff, service or rate schedule is optional to FPL’s customers.

24.
The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the Commission without modification. The Parties agree that approval of this Agreement is in the public interest. The Parties further agree that they will support this Agreement and will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof. No party will assert in any proceeding before the Commission or any court that this Agreement or any of the terms in the Agreement shall have any precedential value, except to enforce the provisions of this Agreement. Approval of this Agreement in its entirety will resolve all matters and issues in Docket Nos. 160021-EI, 160061-EI, 160062-EI and 160088-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes. This docket will be closed effective on the date the Commission Order approving this Agreement is final, and no Party shall seek appellate review of any order issued in these Dockets.

25.
This Agreement is dated as of October 6, 2016. It may be executed in counterpart originals, and a scanned .pdf copy of an original signature shall be deemed an original. Any person or entity that executes a signature page to this Agreement shall become and be deemed a Party with the full range of rights and responsibilities provided hereunder, notwithstanding that such person or entity is not listed in the first recital above and executes the signature page subsequent to the date of this Agreement, it being expressly understood that the addition

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of any such additional Party(ies) shall not disturb or diminish the benefits of this Agreement to any current Party.

26.	All provisions of this Agreement survive the Minimum Term except Paragraphs 10 and 11.

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In Witness Whereof, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature.

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, FL 33408

By:___ ERIC E. SILAGY__________
Eric E. Silagy
FPL President & CEO

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Office of Public Counsel
J.R. Kelly
The Florida Legislature
111 West Madison Street
Room 812
Tallahassee, FL 32399-1400

B____J.R. KELLY_______
J.R. Kelly

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South Florida Hospital and Healthcare
Association
Mark F. Sundback
Kenneth L. Wiseman, Esquire
Andrews Kurth, LLP
1350 I Street, N.W., Suite 1100
Washington, DC 20005

By: __MARK F. SUNDBACK___________
Mark F. Sundback

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Florida Retail Federation
Robert Scheffel Wright
Gardner, Bist, Bowden, Bush, Dee, LaVia & Wright, P.A.
1300 Thomaswood Drive
Tallahassee, Florida 32308

By: __ROBERT SCHEFFEL WRIGHT_____
Robert Scheffel Wright

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